Exhibit 22.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-198888, 333-201434 and 333-201436) and Form S-8 (File Nos. 333-176438 and 333-183290) of American Midstream Partners, LP of our reports dated March 31, 2014 with respect to the financial statements of Delta House FPS, LLC and Delta House Oil and Gas Lateral, LLC as of and for the year ended December 31, 2013, which appear in this Current Report on Form 8-K/A filed by American Midstream Partners, LP on or about October 23, 2015.

/s/ UHY LLP
Farmington Hills, Michigan
October 23, 2015